EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of  our reports dated June 22, 2007, except for Notes 58 and 59 as to which the date is June 29, 2007 relating to the consolidated financial statements of Banco Santander Central Hispano, S.A. (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the EU-IFRS required to be applied under Bank of Spain’s Circular 4/2004 vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”), that the information relating to the nature and effect of such differences is presented in Notes 58 and 59 to the consolidated financial statements of Banco Santander Central Hispano, S.A.), and to the management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Banco Santander Central Hispano, S.A. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte, S.L.
DELOITTE, S.L.

Madrid, Spain
July 5, 2007